Exhibit 10.14





                              AMENDED AND RESTATED
                           TEMECULA VALLEY BANK, N.A.
                          SALARY CONTINUATION AGREEMENT


       THIS AGREEMENT is adopted this 1st day of January, 2004, by and between the TEMECULA VALLEY BANK, N.A., a national banking association located in Temecula, California (the "Company") and LUTHER J. MOHR (a/k/a Luke Mohr) (the "Executive"), amending, restating and replacing the Amended and Restated Temecula Valley Bank, N.A., Salary Continuation Agreement dated January 1, 2002 and a First Amendment thereto dated December 31, 2002, between the Company and the Executive.

       For clarification, the January 1, 2002 agreement previously amended and restated the Amended and Restated Temecula Valley Bank, N.A., Salary Continuation Agreement dated September 3, 1999 (distinguished by the lump sum payment provisions under Sections 2.2, 2.3 and 2.4) and a First Amendment thereto dated November 6, 2001, between the Company and the Executive. The September 3, 1999, agreement previously amended and restated a Salary Continuation Agreement dated November 24, 1997, and another Amended and Restated Salary Continuation Agreement also dated September 3, 1999.

                                  INTRODUCTION

WITNESSETH:

     WHEREAS, the Executive is in the employ of the Company, serving as its Chief Operating Officer; and

     WHEREAS, the experience, knowledge of the affairs of the Company, and reputation and contacts in the industry of the Executive are so valuable that assurance of the Executive's continued service is essential for the future growth and profits of the Company, and it is in the best interest of the Company to arrange terms of continued employment for the Executive so as to reasonably assure the Executive's remaining in the Company's employment during the Executive's lifetime or until the age of retirement; and

      WHEREAS, it is the desire of the Company that the Executive's services be retained as herein provided; and

      WHEREAS, the Executive is willing to continue in the employ of the Company provided the Company agrees to pay to the Executive or the Executive's beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth.

      NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants herein contained, it is agreed as follows:

                                    Article 1
                                   Definitions

       Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     1.1       "Change of Control" means

               (a) A change in the ownership of the capital stock of the Company, whereby another corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three [another corporation, person, or group acting in concert] as a "Person") as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of capital stock of the Company which constitutes twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding capital stock then entitled to vote generally in the election of directors; or

               (b) The persons who were members of the Board of Directors of the Company immediately prior to a tender offer, exchange offer, contested election or any combination of the foregoing, cease to constitute a majority of the Board of Directors; or

               (c) The adoption by the Board of Directors of the Company of a merger, consolidation or reorganization plan involving the Company in which the Company is not the surviving entity, or a sale of all or substantially all of the assets of the Company. For purposes of this Agreement, a sale of all or substantially all of the assets of the Company shall be deemed to occur if any Person acquires (or during the 12-month period ending on the date of the most recent acquisition by such Person, has acquired) gross assets of the Company that have an aggregate fair market value equal to twenty-five (25%) or more of the fair market value of all of the respective gross assets of the Company immediately prior to such acquisition or acquisitions; or

               (d) A tender offer or exchange offer is made by any Person which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either twenty-five (25%) or more of the Company's outstanding shares of Common Stock or shares of capital stock having twenty-five (25%) or more the combined voting power of the Company's then outstanding capital stock (other than an offer made by the Company), and sufficient shares are acquired under the offer to cause such person to own twenty-five (25%) or more of the voting power; or

               (e) Any other transactions or series of related transactions occurring which have substantially the same effect as the transactions specified in any of the preceding clauses of this Section 1.1.

       Notwithstanding the above, certain transfers are permitted within Section 318 of the Code and such transfers shall not be deemed a Change of Control under this Section 1.1.

       1.2 "Code" means the Internal Revenue Code of 1986, as amended.

       1.3 "Disability" means the Executive suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier's or Social Security Administration's determination upon the request of the Company.

       1.4 "Early Termination" means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, Termination for Cause or following a Change of Control.

       1.5 "Early Termination Date" means the month, day and year in which Early Termination occurs.

       1.6    "Effective Date" means November 24, 1997.

       1.7    "Normal Retirement Age" means the Executive's 70th birthday.

       1.8 "Normal Retirement Date" means the later of the Normal Retirement Age or Termination of Employment.

       1.9 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the effective date of this Agreement.

       1.10   "Termination for Cause" See Section 5.1.

       1.11 "Termination of Employment" means that the Executive ceases to be employed by the Company for any reason whatsoever other than by reason of a leave of absence, which is approved by the Company. For purposes of this Agreement, if there is a dispute over the employment status of the Executive or the date of the Executive's Termination of Employment, the Company shall have the sole and absolute right to determine the termination date.

                                    Article 2
                                Lifetime Benefits

       2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.


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


          2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $80,000 (Eighty Thousand Dollars). The Board of Directors may in its sole and absolute discretion unilaterally increase the annual benefit amount at the end of each Plan Year from the date of this Agreement to the Executive's Normal Retirement Date. If the Board of Directors increase this annual benefit, then the Schedule A attached hereto shall also be recalculated to increase the benefits under Article 2 of this Agreement.

          2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments payable on the first day of each month commencing with the month following the Executive's Normal Retirement Date. The Company shall pay this annual benefit to the Executive for the greater of: a) 20 years; or b) the Executive's lifetime.

               2.1.2.1 Lump Sum Option. At any time after installment payments have commenced under Section 2.1.2 of this Agreement, Executive may petition the Board or the Plan Administrator to receive the unpaid balance of the Normal Retirement Benefit, in lieu of installment payments, in a present value lump sum. Such petition shall be submitted to the Board, or the Plan Administrator, in writing not less than 13 months prior to the date on which the Executive wishes to receive the lump sum distribution.

               2.1.2.2 Payment of Lump Sum. Subject to approval by the Board or the Plan Administrator, the Company shall pay the lump sum to the Executive within 30 days after the designated payment date requested by the Executive, less any applicable taxes or withholding required by state or federal law, and less a 7% penalty imposed by the Company for the right to receive the Normal Retirement Benefit in a lump sum.

               2.1.2.3 Calculation of Lump Sum Payment. Calculation of any lump sum payable under this Section 2.1.2.1 shall be as follows:

                                Executive shall receive the greater of:

                                (1) the present value of the Normal Retirement Benefit based upon 20 years of monthly installment payments, which are to be calculated commencing with the date of the first payment received by the Executive under Section 2.1 of this Agreement, less any monthly payments already received by the Executive under Section
                                2.1 of this Agreement;

                                 or

                                (2) the present value of the Normal Retirement Benefit based upon a lifetime benefit, which is to be calculated commencing with the date of the first payment received by Executive under
                                Section 2.1, and ending on a date in the future that is calculated to be the Executive's actuarial life expectancy, plus five years, less any monthly payments already received by the Executive under Section 2.4.2 of this Agreement. The Executive's actuarial life expectancy shall be determined

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


               2.1.3 Benefit  Increases.  Commencing on the first anniversary of the first benefit payment, and continuing on each subsequent anniversary, the Company's Board of Directors, in its sole discretion, may increase the benefit.

     2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

               2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination Lump Sum set forth in Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in the Accrual Balance. Any increase in the annual benefit under Section 2.1 shall require the recalculation of this benefit as set forth in Schedule A.

               2.2.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within 60 days following Termination of Employment.

     2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

               2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability Lump Sum set forth in Schedule A for the Plan Year ending immediately prior to the date in which the Termination of Employment occurs, plus any pro rata amount for the Plan Year in which Termination of Employment occurs. This benefit is determined by vesting the Executive in the Accrual Balance. Any increase in the annual benefit under Section 2.1 shall require the recalculation of this benefit amount as set forth in Schedule A.

               2.3.2 Payment of Benefit. The Company shall pay the benefit to the Executive in a lump sum within 60 days following Termination of Employment.

     2.4 Change of Control Benefit. Upon a Change of Control, the Company shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

               2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control Lump Sum set forth in Schedule A for the Plan Year ending immediately prior to the date in which Termination of Employment occurs, determined by vesting the Executive in the present value of the stream of payments of the Normal Retirement Benefit described in Section 2.1. Any increase in the annual benefit under
          Section 2.1 shall require the recalculation of this benefit as set forth in Schedule A.

               2.4.2 Payment of Benefit. The company shall pay the benefit to the Executive in a lump sum within 60 days following Termination of Employment.

               2.4.3 How Change of Control Benefit Determined. In determining the Change of Control benefit under this Section 2.4, Executive shall receive a lump sum payment which is calculated to be the greater of:

                      (1) the present value of the Normal Retirement Benefit based upon 20 years of monthly installment payments, which are to be calculated commencing with Executive's Normal Retirement Age and ending 20 years later;

                      or

                      (2) the present value of the Normal Retirement Benefit based upon a lifetime benefit, which is to be calculated commencing with Executive's Normal Retirement Age and ending on a date in the future that is calculated to be the Executive's actuarial life expectancy, plus five years. The Executive's actuarial life expectancy shall be determined by reference to any standard actuarial table agreed to by the Company and the Executive.

                                    Article 3
                                 Death Benefits

       3.1 Death During Active Service. If the Executive dies while in the active service of the Company, the Company shall pay to the Executive's beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the Lifetime Benefits of Article 2.

              3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

              3.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive's beneficiary in 12 equal monthly installments commencing with the month following the Executive's death. The Company shall pay this annual benefit to the Executive's beneficiary for 10 years.

       3.2 Death During Benefit Period. If the Executive dies after the benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive's beneficiary at the same time and in the same amounts that would have been paid to the Executive had the Executive survived.

       3.3 Death Following Termination of Employment But Before Benefits Commence. If the Executive is entitled to benefits under this Agreement, but dies prior to receiving said benefits, the Company shall pay to the Executive's beneficiary the same benefits, in the same manner, that would have been paid to the Executive had the Executive survived, however, said benefit payments will commence upon the Executive's death.

                                    Article 4
                                  Beneficiaries

       4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's estate.

       4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incapacity, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

                                    Article 5
                               General Limitations

       5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive's employment for any act of embezzlement, fraud or dishonesty.

       5.2 Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Company.

                                    Article 6
                          Claims and Review Procedures

       6.1 Claims Procedure. Any person or entity who has not received benefits under the Plan that he or she believes should be paid ("claimant") shall make a claim for such benefits as follows:

              6.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

              6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

              6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

          (a)  The specific reasons for the denial,
          (b) A reference to the specific provisions of the Plan on which the denial is based,
          (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,
          (d) An explanation of the Plan's review procedures and the time limits applicable to such procedures, and (e) A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

       6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

              6.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Company's notice of denial, must file with the Company a written request for review.

              6.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

              6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

              6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.


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

              6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

               (a)  The specific reasons for the denial,
               (b) A reference to the specific provisions of the Plan on which the denial is based,
               (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits, and
               (d) A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

                                    Article 7
                           Amendments and Termination

       This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

                                    Article 8
                                  Miscellaneous

     8.1  Binding  Effect.  This  Agreement  shall  bind the  Executive  and the
Company,   and   their   beneficiaries,    survivors,   executors,   successors,
administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.


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

     8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.7 Recovery of Estate Taxes. If the Executive's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Executive's estate, then the Executive's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Executive's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Executive's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

       8.9 Named Fiduciary. For purposes of the Employee Retirement Income Security Act of 1974, if applicable, the Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

       IN WITNESS WHEREOF, the Executive and a duly authorized Company officer consent to this Agreement.

EXECUTIVE:                              COMPANY:

                                        TEMECULA VALLEY BANK, N.A.

/s/ Luther J. Mohr                      By      /s/ Stephen H. Wacknitz
                                        Title   President/CEO